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RAILAMERICA
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AT THE COMPANY                                             FOR IMMEDIATE RELEASE
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Wayne A. August                                            June 26, 2001
Assistant Vice President Investor Relations
(561) 994-6015


                 RAILAMERICA ANNOUNCES COMPLETION OF $41 MILLION
                        PRIVATE PLACEMENT OF COMMON STOCK

BOCA RATON, FL - JUNE 26, 2001 -- RailAmerica, Inc. (Nasdaq: RAIL), the world's largest operator of short line and regional freight railroads, today announced that it has completed a private placement of its common stock in the aggregate amount of approximately $41 million. Investors in the private placement included John Hancock Advisers, Inc., Putnam Investments, Capital Research and Management Company, Bank of America, and U.S. Bancorp Piper Jaffray Asset Management, among others.

         The offering consisted of the sale of 3,800,000 shares of the Company's common stock at a price of $10.75 per share. The Company plans to use the proceeds from the offering to carry out its business plan, including growth by acquisitions and debt reduction, as well as other general corporate purposes.

         "This substantial capital investment by such a respected group of investors further demonstrates the confidence that the financial community has in RailAmerica and its strategic business plan for growth," said Gary O. Marino, Chairman, President and CEO of RailAmerica. "The additional capital enables us to finance rail acquisitions, de-lever our balance sheet and reduce our cost of debt. It also allows us to get closer to achieving our year-end 2001 debt-to-equity ratio target of less than 2:1."

         The securities sold have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         RailAmerica, Inc. (www.railamerica.com), the world's largest short line and regional railroad operator, owns 39 short line and regional railroads operating approximately 11,000 route miles in the United States, Canada, Australia and the Republic of Chile. In North America, the Company's railroads operate in 22 states and six Canadian provinces. Internationally, the Company operates an additional 4,300 route miles under track access arrangements in Australia and Argentina. In October 2000, RailAmerica was ranked 103rd on Forbes magazine's list of the 200 Best Small Companies in America.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS AND THE PERFORMANCE OF RAILAMERICA THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDING, BUT NOT LIMITED TO, FUEL COSTS, FOREIGN CURRENCY RISKS, FAILURE TO SUCCESSFULLY INTEGRATE ACQUISITIONS, FAILURE TO SERVICE DEBT, FAILURE TO SUCCESSFULLY MARKET AND SELL NON-CORE/NON-STRATEGIC PROPERTIES AND ASSETS, FAILURE TO ACCOMPLISH NEW MARKETING INITIATIVES, ECONOMIC CONDITIONS, CUSTOMER DEMAND, INCREASED COMPETITION IN THE RELEVANT MARKET, AND OTHERS.. WE REFER YOU TO THE DOCUMENTS THAT RAILAMERICA FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, SUCH AS THE FORM 10-K, FORM 10-Q AND FORM 8-K, WHICH CONTAIN ADDITIONAL IMPORTANT FACTORS THAT COULD CAUSE ITS ACTUAL RESULTS TO DIFFER FROM ITS CURRENT EXPECTATIONS AND FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE.

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